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                                                                   Exhibit 99.1

                     BALDWIN PIANO NAMES ROBERT J. JONES CEO

MASON, Ohio -- April 27, 2001 -- The board of directors of Baldwin Piano & Organ Company (NASDAQ: BPAO) today announced the immediate appointment of music industry veteran Robert J. Jones to the position of chief executive officer.

Mr. Jones succeeds Karen L. Hendricks, who announced in February that she would step down as CEO. Ms. Hendricks will remain a member of Baldwin's board.

Mr. Jones was also named to the board of directors. He will fill the vacancy left by the departure of New York financier John H. Gutfreund, who oversaw the CEO selection process on behalf of the board.

Mr. Jones is a long-term veteran of the music industry. Prior to accepting Baldwin's offer, he was executive vice president, general manager and chief operating officer of Samick Music Corp., a maker and marketer of pianos, guitars and professional audio systems.

Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for over 140 years.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:  Baldwin Piano & Organ Company, Mason
Duane Kimble, 513/754-4647

or

The Dilenschneider Group, New York
Ken Di Paola or Joel Pomerantz, 212/922-0900